Exhibit 99.1
Apr 25, 2011 16:21 ET
Cape Bancorp, Inc. Reports First Quarter 2011 Results
CAPE MAY COURT HOUSE, NJ—(Marketwire — April 25, 2011) — Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: CBNJ), the parent company of Cape Bank, announces its operating results for the quarter ended March 31, 2011.
For the quarter ended March 31, 2011, Cape Bancorp reported net income of $8.2 million, or $.67 per share primarily as a result of the reversal of $7.7 million, or $.62 per share, of the deferred tax asset valuation allowance. This compares to net income of $635,000 or $.05 per share for the quarter ended March 31, 2010. The loan loss provision for the first quarter of 2011 totaled $2.4 million compared to $244,000 for the quarter ended March 31, 2010. The first quarter of 2010 included an other-than-temporary-impairment (OTTI) charge of $2.6 million, compared to an OTTI charge of $211,000 for the most recent quarter ended March 31, 2011. During the first quarter of 2011, the Company recorded net gains on the sales of securities of $148,000, compared to no gains recorded in the first quarter ended March 31, 2010, and also recorded net gains on the sale of other real estate owned (OREO) of $63,000 in the first quarter 2011 compared to $265,000 of net OREO gains recorded in the first quarter ended March 31, 2010. OREO expenses were $105,000 in the first quarter ended March 31, 2011 compared to $308,000 for the first quarter 2010. Loan related expenses totaled $286,000 for the quarter ended March 31, 2011 compared to $218,000 for the same period in 2010. Net interest income increased $489,000 to $9.1 million in the first quarter 2011 from $8.6 million in the first quarter 2010 primarily resulting from the reversal of interest income on non-earning CDO securities in the amount of $611,000 in the first quarter 2010. The net interest margin increased 25 basis points from 3.53% for the quarter ended March 31, 2010 to 3.78% for the quarter ended March 31, 2011.
Cape Bancorp’s total assets at March 31, 2011 totaled $1.062 billion, an increase of $597,000 from the December 31, 2010 level of $1.061 billion.
Total net loans decreased to $764.7 million at March 31, 2011, from $772.3 million at December 31, 2010, a decrease of $7.6 million, or 0.99%. This change is the result of a decrease in commercial loans of $4.8 million, a decrease in mortgage loans of $1.0 million and a decrease in consumer loans of $1.4 million. The allowance for loan losses increased $494,000 from $12.5 million at December 31, 2010 to $13.0 million at March 31, 2011.
Delinquent loans increased $13.4 million to $48.1 million, or 6.18% of total gross loans at March 31, 2011 from $34.7 million or 4.43% of total gross loans at December 31, 2010. Of this increase, $11.0 million was in the 31-59 day category. At March 31, 2011, the Company had $43.6 million in non-performing loans or 5.61% of total gross loans, an increase of $86,000 from $43.5 million, or 5.54% of total gross loans, at December 31, 2010. Included in non-performing loans are troubled debt restructurings totaling $11.6 million at March 31, 2011 and $11.8 million at December 31, 2010 that were performing in accordance with their repayment terms.
At March 31, 2011, Cape Bancorp’s allowance for loan losses increased to $13.0 million from $12.5 million at December 31, 2010, an increase of $494,000, or 3.94%. The allowance for loan loss ratio increased to 1.68% of gross loans at March 31, 2011 from 1.60% of gross loans at December 31, 2010. The allowance for loan losses to non-performing loan coverage ratio increased to 29.87% at March 31, 2011 from 28.84% at December 31, 2010.

Other real estate owned (OREO) increased $726,000 from $3.3 million at December 31, 2010 to $4.0 million at March 31, 2011, consisting at March 31, 2011 of eight commercial properties and three residential properties. During the quarter ended March 31, 2011, the Company added four commercial properties and one residential property to OREO with aggregate carrying values of $1.7 million. In addition, four commercial OREO properties and one residential OREO property with aggregate carrying values totaling $928,000 were sold during the quarter ended March 31, 2011 with a recognized net gain of $63,000.
Cape Bancorp’s total investment securities portfolio decreased $8.9 million, or 5.63%, to $148.5 million at March 31, 2011 from $157.4 million at December 31, 2010 primarily resulting from security sales with a book value of approximately $10.0 million. These sales resulted in net securities gains totaling $148,000.
At March 31, 2011, Cape Bancorp’s total deposits increased $7.9 million, or 1.05% to $761.0 million from $753.1 million at December 31, 2010. The Company’s total borrowings decreased to $154.2 million at March 31, 2011 from $169.6 million at December 31, 2010, a decrease of $15.4 million, or 9.08%.
Cape Bancorp’s total equity increased to $141.1 million at March 31, 2011 from $132.2 million at December 31, 2010, an increase of $9.0 million or 6.77%. The increase in equity was primarily attributable to the net income of $8.2 million and a decrease in accumulated other comprehensive loss, net of tax of $475,000. Cape Bank continued to maintain its well capitalized status for regulatory purposes.
Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:
The local economy has shown signs that the modest recovery will continue in 2011. Although the gaming industry suffers from nearby competition, the revival of the Revel project and the State’s active involvement in Atlantic City bode well for future improvements to the area. Advanced bookings for the summer season are strong, an important early signal for shore related businesses. We have also experienced an increase in loan requests, with our loan pipeline at levels we have not seen during the economic downturn. While these have not yet translated to loan closings, they are another indication of more positive business trends.
For Cape Bank, our first quarter performance also suggests positive development. Of greatest note, the reversal of $7.7 million of the deferred tax asset valuation allowance reflects favorably on the consistency of the bank’s earnings over the last 6 calendar quarters. It also increases tangible book value, an important metric in determining institutional value. With the bank’s NIM at 3.78%, we have a core level of earnings that has helped us weather the downturn. Since the quarter’s end we have also announced the sale and lease-back of the main office complex which resulted in a $3.2 million gain to be recognized over the three-year lease term.
Less positively, troubled credits continue to drain both earnings and time. While our Special Assets department has been successful in disposing of problem loans, we have not experienced a dramatic improvement. In addition, the very slow foreclosure process makes us wary of forecasting meaningful reductions in this category in 2011.
The Board and management take seriously our responsibility to increase shareholder value. We believe that the developments noted above illustrate well this ongoing commitment.

SELECTED FINANCIAL DATA (unaudited)
Cape Bancorp, Inc.

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
	(dollars in thousands)
Statements of Income Data:
Interest income	$12,112	$12,220	$12,565
Interest expense	3,026	3,277	3,968

Net interest income	9,086	8,943	8,597
Provision for loan losses	2,400	2,844	244

Net interest income after provision for loan losses	6,686	6,099	8,353
Non-interest income (expense)	1,256	1,886	(1,155)
Non-interest expense	7,118	7,123	7,094

Income (loss) before income taxes	824	862	104
Income tax expense (benefit)	(7,420)	—	(531)

Net income (loss)	$8,244	$862	$635

Basic Earnings (loss) per share[1]	$0.67	$0.07	$0.05

Basic Average shares outstanding	12,393,888	12,360,688	12,338,966

Diluted Earnings (loss) per share[1]	$0.67	$0.07	$0.05

Diluted Average shares outstanding	12,396,463	12,362,065	12,338,966

Shares outstanding	13,313,521	13,313,521	13,313,521

Statements of Condition Data (Period End):
Investments	$148,546	$157,407	$153,743
Loans, net of allowance	$764,685	$772,318	$783,687
Allowance for loan losses	$13,032	$12,538	$11,876
Total assets	$1,061,639	$1,061,042	$1,072,985
Total deposits	$760,964	$753,068	$766,596
Total borrowings	$154,238	$169,637	$171,082
Total equity	$141,104	$132,154	$129,297

Statements of Condition Data (Average Balance):
Total interest-earning assets	$974,975	$967,580	$987,914
Total interest-bearing liabilities	$855,066	$845,267	$878,192

Operating Ratios:
ROAA	3.11%	0.33%	0.24%
ROAE	24.70%	2.55%	1.97%
Yield on Earning Assets	5.04%	5.01%	5.16%
Cost of Interest Bearing Liabilities	1.44%	1.54%	1.83%
Net interest margin	3.78%	3.67%	3.53%
Efficiency ratio	68.37%	67.56%	70.87%

Capital Ratios:
Tier 1 Leverage Ratio	9.87%	9.96%	9.40%
Tier 1 Risk-Based Capital Ratio	12.35%	12.65%	11.97%
Total Risk-Based Capital Ratio	13.60%	13.90%	13.22%
Tangible equity/tangible assets	11.37%	10.51%	10.11%
Book value	$10.60	$9.93	$9.71
Tangible book value	$8.87	$8.20	$7.97
Stock price	$9.85	$8.50	$8.07
Price to book value	92.92%	85.60%	83.11%
Price to tangible book value	111.05%	103.66%	101.25%

Quality Ratios:
Non-performing loans to total gross loans	5.61%	5.54%	3.74%
Non-performing assets to total assets	4.52%	4.41%	3.01%
Texas ratio	36.59%	38.46%	27.35%
Allowance for loan losses to non-performing loans	29.87%	28.84%	39.89%
Allowance for loan losses to total gross loans	1.68%	1.60%	1.49%
Net charge-offs to average loans	0.97%	1.50%	0.84%

[1]	Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

DELINQUENCY SUMMARY

		3/31/2011
		% total
Period Ending	Balances	loans	# Loans
31-59	12,846,343	1.65%	29
60-89	6,256,928	0.80%	13
90+	28,954,332	3.72%	107

	48,057,603	6.18%	149

Non-Accrual Other	14,678,131	1.89%	12

Total Delinquency	62,735,734	8.07%	161

Total Loans Total		777,717,138

Days	CML	IL	ML
31-59	11,557,312	121,559	1,167,472
60-89	5,904,833	98,357	253,738
90+	23,766,620	494,725	4,692,987

	41,228,765	714,641	6,114,197

Non-Accrual Other*	14,678,131	—	—

Total Delinquency by Type	55,906,896	714,641	6,114,197

Total Loans by Type	470,686,929	48,811,487	258,218,722

% of Total Loans in Type	11.88%	1.46%	2.37%

Total Delinquency		62,735,734	8.07%

		12/31/2010
		% total
Period Ending	Balances	loans	# Loans
31-59	1,869,578	0.24%	8
60-89	1,085,508	0.14%	11
90+	31,710,306	4.05%	114

	34,665,393	4.43%	133

Non-Accrual Other	11,755,732	1.50%	7

Total Delinquency	46,421,125	5.91%	140

Total Loans Total		785,077,120

Days	CML	IL	ML
31-59	1,304,990	163,624	400,964
60-89	93,327	119,376	872,805
90+	26,259,908	795,170	4,655,228

	27,658,225	1,078,170	5,928,997

Non-Accrual Other*	11,755,732	—	—

Total Delinquency by Type	39,413,957	1,078,170	5,928,997

Total Loans by Type	475,680,751	50,183,488	259,212,881

% of Total Loans in Type	8.29%	2.15%	2.29%

Total Delinquency		46,421,125	5.91%

		3/31/2010
		% total
Period Ending	Balances	loans	# Loans
31-59	2,466,577	0.31%	20
60-89	1,898,662	0.24%	9
90+	25,370,216	3.19%	86

	29,735,455	3.74%	115

Non-Accrual Other	4,404,002	0.55%	10

Total Delinquency	34,139,457	4.29%	125

Total Loans Total		795,562,591

Days	CML	IL	ML
31-59	1,609,301	166,050	691,226
60-89	531,781	129,037	1,237,844
90+	19,924,978	518,302	4,926,936

	22,066,060	813,388	6,856,006

Non-Accrual Other*	4,404,002	—	—

Total Delinquency by Type	26,470,063	813,388	6,856,006

Total Loans by Type	499,534,288	48,478,848	247,549,455

% of Total Loans in Type	5.30%	1.68%	2.77%

Total Delinquency		34,139,457	4.29%

*	Non-Accrual Other means loans that are less than 90 days past due or current for interest payments that are classified by management as non-performing and are accounted for on a cash basis.

Our Annual Meeting will be held on Tuesday, April 26th at 10 a.m.
For further information contact Michael D. Devlin, President and Chief Executive Officer or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.
Forward Looking Statements
This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Further information on factors that could affect Cape Bancorp’s financial results can be found in the filing listed below with the Securities and Exchange Commission.

SEC Form	Reported Period	Date filed with SEC
10K	Year ended December 31, 2010	March 14, 2011